Exhibit 99.1

Advent Technologies Announces Acquisition of the fischer Group's Fuel Cell Systems Businesses of the fischer Group

Acquisition of Serenergy A/S and fischer eco solutions GmbH closes in accordance with share purchase agreement entered into on June 25, 2021

BOSTON, Mass. – September 1, 2021 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent”) today announced that it had successfully closed its acquisition of Serenergy A/S (“SerEnergy”) and fischer eco solutions GmbH (“FES”), the fuel cell business of the fischer Group.

SerEnergy, which operates facilities in Aalborg, Denmark, and in Metro Manila, Philippines, is a leading manufacturer of high-temperature polymer electrolyte membrane (“HT-PEM”) fuel cells globally, with thousands of systems shipped around the globe during its 15 years of operation. The company employs approximately 75 people across its two locations in research and development (“R&D”), production, sales and service, all with expertise in the area of HT-PEM fuel cell systems. SerEnergy manufactures remote, off-grid power fuel cell systems that are a natural fit for Advent’s “Any Fuel. Anywhere.” strategy and portfolio.

FES, which operates out of a facility on fischer Group's campus in Achern, Germany, provides fuel-cell stack assembly and testing as well as the production of critical fuel cell components, including membrane electrode assemblies ("MEAs"), bipolar plates, and reformers. Effective as of the closing of the transaction, Advent entered into a lease for the portion of the fischer Group’s campus used by FES. Its 17 employees, along with all of SerEnergy’s employees, are expected to remain with Advent.

Dr. Vasilis Gregoriou, Chairman and CEO of Advent, remarked, “We are excited to welcome the highly skilled and innovative team of SerEnergy and fischer eco solutions to the Advent family. The technical expertise and manufacturing capabilities of our new colleagues in Denmark and Germany are an excellent match for our strategic growth plan. We expect the SerEnergy off-grid and telecom-tower products to benefit significantly from Advent’s product development advances in new materials. In return, we expect that the manufacturing experience they bring will further accelerate our go-to-market plan. This acquisition is expected to position Advent as a fuel cell leader with the ability to deliver thousands of systems per year in the off-grid, portable, and other power-generation markets, with capacity in place.”

Hans-Peter Fischer, General Manager of the fischer Group, stated, “The Fischer family is pleased with the merger and the cooperation with Advent. From the start we were aware of Advent’s strong technology, and during the past months we have gotten to know the people who drive the company. They are uniquely qualified to take the fuel cell business to the next level. Advent is already a key player in the decarbonization of energy and now, with this merger, the company is ready to move forward fast. As a major shareholder, the Fischer family is excited to share in that growth potential.”

Gleiss Lutz Hootz Hirsch PartmbB, Kromann Reumert, and Ropes and Gray acted as legal counsel to Advent and Grant Thornton served as its financial advisor. Ernst & Young, Duane Morris LLP, and Tecnafin GmbH acted as counsel to the fischer Group.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles critical components for fuel cells and advanced energy systems in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in the San Francisco Bay Area and Europe. With 120-plus patents issued (or pending) for its fuel cell technology, Advent holds the IP for next-generation high-temperature proton exchange membranes (“HT-PEM”) that enable various fuels to function at high temperatures under extreme conditions – offering a flexible “Any Fuel. Anywhere.” option for the automotive, maritime, aviation and power generation sectors. For more information, please visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 20, 2021, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts

Advent Technologies Holdings, Inc.
Elisabeth Maragoula
emaragoula@advent.energy

Sloane & Company
James Goldfarb / Emily Mohr
jgoldfarb@sloanepr.com / emohr@sloanepr.com

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